Exhibit 5.1

Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104 goodwinlaw.com +1 445 207 7800

August 11, 2025

Ocugen, Inc.

11 Great Valley Parkway

Malvern, PA 19355

Re:           Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-278774) (as amended or supplemented, the “Registration Statement”) filed on April 18, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Ocugen, Inc. a Delaware corporation (the “Company”), of up to $175,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 1, 2024. Reference is made to our opinion letter dated April 17, 2024 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 11, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (ii) accompanying warrants to purchase up to 20,000,000 shares of Common Stock (the “Warrants,” and shares of Common Stock underlying the Warrants, the “Warrant Shares”), covered by the Registration Statement. The Shares and the Warrants are being sold to the purchaser named in, and pursuant to, a securities purchase agreement between the Company and such purchaser (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and, when delivered and paid for in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company.

3.	Assuming the Warrant Shares were issued today upon exercise of the Warrants in accordance with the terms of the Warrants, they would be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP